Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the Class A common stock, par value $0.01 per share (the “Class A common stock”) of TaskUs, Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following also contains a description of the Class B common stock, par value $0.01 per share (the “Class B common stock”) of the Company, which is not registered pursuant to Section 12 of the Exchange Act. The description of the Class B common stock is necessary to understand the material terms of the Class A common stock. References herein to “we,” “us,” “our” and “Company” refer to TaskUs, Inc. and not to any of its subsidiaries.

The following description does not purport to be complete. It is subject to and qualified in its entirety by reference to our second amended and restated certificate of incorporation (our “certificate of incorporation”), and our second amended and restated bylaws (our “bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.
Authorized Capital Shares
Our authorized capital stock consists of 2,500,000,000 shares of Class A common stock, par value $0.01 per share, 250,000,000 shares of Class B common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock and Class B Common Stock
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, transfer and conversion.
Voting Rights. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally. Holders of our Class B common stock are entitled to ten vote for each share held of record on all matters on which stockholders are entitled to vote generally. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders (including the election or removal of directors elected by our stockholders), unless otherwise required by Delaware law or our certificate of incorporation. Holders of our common stock, however, are not entitled to vote upon any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of one or more series of our preferred stock are entitled to vote as a separate class on such amendment under our certificate of incorporation or applicable law. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution, or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock are entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption, or conversion rights under our certificate of incorporation, except for the conversion of Class B common stock described below. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences, and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock that we may authorize and issue in the future.
Conversion of Class B Common Stock. Each share of Class B common stock is convertible at any time into one share of Class A common stock. Each share of our Class B common stock will convert automatically upon any transfer, whether or not for value, except for certain permitted transfers described in our certificate of incorporation, including transfers to family members, trusts solely for the benefit of the holder of Class B common stock or their family members, and partnerships, corporations, and other entities exclusively owned by the holder of Class B common stock or their family members, as well as affiliates, subject to certain exceptions. In addition, each share of our Class B common stock will convert automatically upon the earlier of (i) seven years from the filing and effectiveness of our certificate of incorporation in connection with our initial public offering (“IPO”) and (ii) (x) with respect to certain investment funds associated with, or managed or designated by, Blackstone Inc., and their permitted successors and assigns (our “Sponsor”), the first date on which the aggregate number of shares of our Class B common stock held by our Sponsor ceases to represent at least 5% of the aggregate number of our outstanding shares of common stock and (y) with respect to each of our co-founders, Bryce Maddock and Jaspar Weir (each, a “Co-Founder”), the first date on which the aggregate number of shares of our Class B common stock held by such Co-Founder ceases to represent at least 5% of the aggregate number of our outstanding shares of common stock.
Preferred Stock
Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of our certificate of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is authorized to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:
•    the designation of the series;
•    the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•    whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•    the dates at which dividends, if any, will be payable on shares of such series;
•    the redemption rights and price or prices, if any, for shares of the series;
•    the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•    the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;
•    whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;
•    restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and
•    the voting rights, if any, of the holders of the series.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the rights of the common stock to distributions to the holders of preferred stock upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Dividends
The DGCL permits the directors, subject to any restriction in the certificate of incorporation, to declare and pay dividends out of the corporation’s “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation. The capital of the corporation is typically an amount equal to (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets is calculated to be the amount by which the fair value of the total assets of the corporation exceeds its total liabilities, and capital and surplus are not liabilities for such purpose. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Annual Stockholder Meetings
Our bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
Our certificate of incorporation, bylaws, and the DGCL contain provisions which are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the Nasdaq Global Select Market (“Nasdaq”), which would apply so long as our Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
Our board of directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our board of directors is divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances and the terms of our stockholders agreement, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•    prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•    at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of our outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who owns 15% or more of our outstanding voting stock or is an affiliate or associate of us and was the owner of 15% or more of our outstanding voting stock at the date of termination, and their affiliates and associates. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our certificate of incorporation provides that our Sponsor and its affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies and Newly Created Directorships
Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that the directors divided into classes may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 30% of the total voting power of all then outstanding shares of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided further, however, that specified directors designated pursuant to the stockholders agreement may not be removed without cause without the consent of the designating party. In addition, our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholders agreement with our Sponsor, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 30% of the total voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders) (other than directors elected by the holders of any series of preferred stock, by voting separately as a series or together with one or more series, as the case may be).
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Special Stockholder Meetings
Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, at any time when our Sponsor and its affiliates beneficially own, in the aggregate, at least 30% of the total voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors or the chairman of the board of directors at the request of our Sponsor and its affiliates. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.
Director Nominations and Stockholder Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of our first annual meeting of stockholders after our IPO, be deemed to have occurred on June 1, 2021). Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to our Sponsor and its affiliates so long as the stockholders agreement remains in effect. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the stockholder designated pursuant to our stockholders agreement and holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted. Our certificate of incorporation prohibits stockholder action by written consent in lieu of a meeting of stockholders at any time our Sponsors and its affiliates own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors; provided that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.
Supermajority Provisions
Our certificate of incorporation and bylaws provides that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind, or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our certificate of incorporation. For as long as our Sponsor and its affiliates beneficially own, in the aggregate, at least 30% of the total voting power of all then outstanding shares of our stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting and entitled to vote on such amendment, alteration, rescission or repeal. At any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission, or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all then outstanding shares of our stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our certificate of incorporation provides that at any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:
•    the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our bylaws;

•    the provisions providing for a classified board of directors (the election and term of our directors);
•    the provisions regarding resignation and removal of directors;

•    the provisions regarding competition and corporate opportunities;
•    the provisions regarding entering into business combinations with interested stockholders;
•    the provisions regarding stockholder action by written consent;
•    the provisions regarding calling special meetings of stockholders;
•    the provisions regarding filling vacancies on our board of directors and newly created directorships;
•    the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•    the provisions regarding forum selection; and
•    the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.
The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Exclusive Forum
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, or (iv) action asserting a claim against the Company or any director, officer, employee or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware. Our certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America. Our certificate of incorporation will provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and to have provided consent to the forum provisions in our certificate of incorporation. However, we note that there is uncertainty as to whether a court would enforce our forum selection provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of our Sponsor or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that our Sponsor or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, whether directly or through a suit brought derivatively on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.
Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock is Broadridge Corporate Issuer Solutions, Inc.
Listing
Our Class A common stock is listed on Nasdaq under the symbol “TASK.”